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                                                                   EXHIBIT 10.2


                             TRAVELNSTORE.COM, INC.
                 1320 Flynn Road, Suite 402 Camarillo, CA 93012
                  (888)335-9194 (805)388-9004 Fax (805)388-9897

                            CO-HOST AGENCY AGREEMENT

         This Agreement is made by and between TravelnStore.com, Inc., a California corporation (hereafter "TravelnStore.com"), and
{Company/Organization}, {City}, {State_/_Province} (hereafter "Co-Host Agency").

         The purpose of this Agreement is to provide a basis by which the parties can employ their respective resources to facilitate the marketing of travel services over the Internet to their mutual benefit.

Recitals:

1. TravelnStore.com, Inc. has the proprietary ownership of the TravelnStore.com domain address (URL).

2. This site is designed to act as a gateway to a wide array of travel service providers' proprietary websites who have entered into contractual relationships with TravelnStore.com to pay commissions for sales generated by clients who have accessed their site through TravelnStore.com.

3. {Company/Organization?} wishes to participate in the presentation and promotion of the TravelnStore.com website.

Therefore, it is hereinafter agreed between the parties that:

1. The Co-Host Agency may subscribe up to three (3) zip codes. It will be exclusively presented as the local Co-Host Agency to anyone accessing the TravelnStore.com website who registers into the site using one of the subscribed zip code(s). The Co-Host Agency agrees to pay a one time registration fee of $ 60 and subscription fee of $12 per month, payable quarterly.

2. Whenever a client accesses a travel service that allows online bookings through the TravelnStore.com site and makes a booking, TravelnStore and the Co-Host Agency will split 50/50 any commissions derived from the transaction.

3. While TravelnStore.com will undertake reasonable efforts to establish and implement necessary accounting controls with the various travel service providers participating in the TravelnStore.com web site, TravelnStore.com makes no guarantee as to the accuracy or veracity of the transaction reports provided to TravelnStore.com by any third party vendor.



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4.       Sharing of commissions is limited only to the online sales of travel services and does not extend to any other income derived directly or indirectly from the TravelnStore.com web site by TravelnStore.com, Inc.

5. This Agreement is solely for the sharing of commissions between the parties and the relationship between the parties should not be construed as a partnership, joint venture, merger, or franchise arrangement.

6. This Agreement may be terminated by either party, without demonstration of cause, upon giving the other party thirty days' written notice. Termination does not relieve either party of paying all sums which may come due under this Agreement up through the date of termination.

7. It is agreed that TravelnStore has made no representations or warranties as to the amount of increased business the Co-Host Agency will generate from this relationship.

8. Should the Co-Host Agency cease to be a Co-Host Agency for any reason, it is agreed that TravelnStore.com may subscribe the zip code to any other travel agency it chooses.

9. This Agreement is to be interpreted by the laws and regulations of the State of California.

         Executed and dated: {Today's Date?}.

         Zipcodes:


         TravelnStore.com, Inc.                   {Company/Organization}


         By:______________________                 By:_________________________
                  John R. Toal                        {First Name} {Last Name}
                  President